EXHIBIT 99.1

OHA Investment Corporation Reports First Quarter 2015 Results

NEW YORK, May 8, 2015 (GLOBE NEWSWIRE) -- OHA Investment Corporation (Nasdaq:OHAI) (the "Company") today announced its financial results for the first quarter of 2015, which included net investment income of $2.2 million, or $0.11 per share. Management will discuss the quarterly results summarized below on a conference call on Monday, May 11, 2015, at 4:00 p.m. Eastern time.

Highlights for the quarter ended March 31, 2015:

Total investment income: $4.8 million, or $0.23 per share
Net investment income: $2.2 million, or $0.11 per share
Net asset value: $149.4 million, or $7.27 per share
New portfolio investments during the quarter: $21.2 million
Fair value of portfolio investments at March 31, 2015: $192.6 million

Portfolio Activity

The fair value of our investment portfolio was $192.6 million at March 31, 2015, increasing 10% compared to December 31, 2014. During the three months ended March 31, 2015, the Company made $21.2 million of new investments, including two new investments outside the energy industry, and had realizations totaling $0.9 million. The concentration of our investment portfolio in the energy sector decreased to 56% at March 31, 2015, compared to 64% at December 31, 2014 and 74% at September 30, 2014. The weighted average yield of our portfolio based on the cost and fair value of our investments was 9.4% and 10.9%, respectively, as of March 31, 2015.

Our new investments in the first quarter included an $18.7 million participation in a second lien term loan to Foundation Building Materials, LLC, a national distributor of drywall and related building products, and a $2.5 million participation in a second lien term loan to an affiliate of Hanson Building Products, a manufacturer of a diversified range of concrete and clay building products in the United States, Canada and the United Kingdom.

Realizations during the quarter totaled $0.9 million and consisted of normal scheduled amortization and production payments on existing investments.

Operating Results

Investment income totaled $4.8 million for the first quarter of 2015, decreasing 18%, compared to $5.9 million in the corresponding quarter of 2014. The decline in 2015 was primarily a result of a decrease in the weighted average yield on our investment portfolio due to realizations of some higher yielding investments during 2014. The weighted average yield on our portfolio, on a cost basis, decreased from 10.4% at March 31, 2014 to 9.4% at March 31, 2015. In addition, our average portfolio balance, on a cost basis, decreased from $214.7 million for the first quarter of 2014 to $204.7 million for the first quarter of 2015.

Operating expenses for the first quarter of 2015 were $2.6 million, a decrease of $1.3 million, or 33%, compared to operating expenses for the first quarter of 2014. The decrease was attributable to a number of factors. Management fees were $0.7 million, or 50%, lower in the first quarter of 2015, reflecting the lower fee structure of our investment advisory agreement with Oak Hill Advisors, L.P. ("OHA"), as compared to the fee structure from our previous investment advisor. Expenses in the first quarter of 2014 also included $0.5 million of costs related to our strategic alternatives review process that did not recur in 2015. The remaining decrease of $0.1 million was primarily attributable to a slight decrease in general and administrative expenses.

The resulting net investment income was $2.2 million, or $0.11 per share, for the first quarter of 2015, compared to $1.9 million of net investment income, or $0.09 per share, for the first quarter of 2014.

We recorded net realized and unrealized losses on investments totaling $4.1 million, or $0.20 per share, during the first quarter of 2015, compared to $8.3 million, or $0.40 per share, during the first quarter of 2014. Losses recorded in the first quarter of 2015 primarily included reductions in the fair value of our investments in the Talos Production, LLC Senior Unsecured Notes and our limited-term overriding royalty interest in certain oil and gas properties operated by Bennu Oil and Gas, LLC (formerly operated by ATP Oil & Gas Corporation) totaling $4.9 million, partially offset by a net increase of $0.8 million in the fair value of the remainder of our investment portfolio.

Overall, we experienced a net decrease in net assets resulting from operations of $1.9 million, or $0.09 per share, for the first quarter of 2015. As a result, and after declaring dividends during the period of $0.12 per share, our net asset value decreased 3%, from $7.48 per share as of December 31, 2014 to $7.27 per share as of March 31, 2015.

Stock Repurchase Plan

In March 2015, our Board of Directors authorized the Company to repurchase up to $2.4 million of the Company's common stock. Between March 16 and March 31, 2015, we repurchased 72,483 shares of our common stock in the open market at an average price of $5.16 per share, totaling $0.4 million, at a 31% discount to net asset value calculated as of December 31, 2014. Between April 1 and May 7, 2015, pursuant to a plan executed in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934, we repurchased 201,456 shares of our common stock in the open market at an average price of $5.36 per share, totaling $1.0 million, leaving $1.0 million available to be used for stock repurchases under the stock repurchase program.

Any additional stock repurchases will be made in accordance with applicable securities laws and regulations on the method, timing, price and volume of stock repurchases, and no assurance can be given that any particular amount of Company common stock will be repurchased under the plan.

Webcast / Conference Call at 4:00 p.m. Eastern Time on May 11, 2015

We invite all interested persons to participate in our conference call on Monday, May 11, 2015 at 4:00 p.m. Eastern Time. The dial-in number for the call is (877) 303-7617. International callers can access the conference by dialing (760) 666-3609. Callers are encouraged to dial in at least 5-10 minutes prior to the call. The presentation materials for the call will be accessible on the Investor Relations page of the Company's website at www.ohainvestmentcorporation.com.

OHA INVESTMENT CORPORATION
CONSOLIDATED BALANCE SHEETS
(In Thousands, Except Share and Per Share Amounts)

	March 31,	December 31,
	2015	2014
	(Unaudited)
Assets
Investments in portfolio securities at fair value
Control investments
(cost: $29,101 and $28,661, respectively)	$ 5,491	$ 6,275
Affiliate investments
(cost: $18,116 and $17,986, respectively)	17,928	17,430
Non-affiliate investments
(cost: $172,968 and $153,100, respectively)	169,149	152,458
Total portfolio investments
(cost: $220,185 and $199,747, respectively)	192,568	176,163
Investments in U.S. Treasury Bills at fair value
(cost: $30,601 and $30,600, respectively)	30,601	30,600
Total investments	223,169	206,763
Cash and cash equivalents	29,960	31,455
Accounts receivable and other current assets	306	316
Interest receivable	2,135	2,090
Deferred loan costs and other prepaid assets	1,267	1,551
Total current assets	33,668	35,412
Total assets	$ 256,837	$ 242,175

Liabilities and net assets
Current liabilities
Accounts payable and accrued expenses	$ 2,123	$ 1,908
Management fees payable	678	695
Dividends payable	2,465	3,299
Income taxes payable	131	109
Short-term debt	30,000	30,000
Total current liabilities	35,397	36,011
Long-term debt	72,000	52,000
Total liabilities	107,397	88,011
Commitments and contingencies
Net assets
Common stock, $.001 par value, 250,000,000 shares authorized; 20,543,939 and 20,616,422 shares issued and outstanding	21	21
Paid-in capital in excess of par	244,099	244,473
Undistributed net investment income (loss)	(4,861)	(4,565)
Undistributed net realized capital gain (loss)	(65,319)	(65,298)
Net unrealized appreciation (depreciation) on investments	(24,500)	(20,467)
Total net assets	149,440	154,164
Total liabilities and net assets	$ 256,837	$ 242,175
Net asset value per share	$ 7.27	$ 7.48

OHA INVESTMENT CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except Per Share Data)
(Unaudited)

	For The Three Months Ended
	March 31,
	2015	2014
Investment income
Interest income	$ 3,777	$ 4,765
Dividend income	988	983
Royalty income, net of amortization	13	46
Other income	38	64
Total investment income	4,816	5,858
Operating expenses
Interest expense and bank fees	652	613
Management fees	678	1,346
Costs related to strategic alternatives review	--	457
Professional fees	531	286
Other general and administrative expenses	764	1,223
Total operating expenses	2,625	3,925
Income tax provision, net	22	19
Net investment income	2,169	1,914

Net realized capital gain (loss) on investments	(21)	(9,612)
Net unrealized appreciation (depreciation) on investments	(4,033)	1,319

Net decrease in net assets resulting from operations	$ (1,885)	$ (6,379)

Net decrease in net assets resulting from operations per common share	$ (0.09)	$ (0.31)

Dividends declared per common share	$ 0.12	$ 0.16
Weighted average shares outstanding - basic and diluted	20,612	20,499

Per Share Data (1)

Net asset value, beginning of period	$ 7.48	$ 9.20

Net investment income	0.11	0.09
Net realized and unrealized loss on investments	(0.20)	(0.40)
Net decrease in net assets resulting from operations	(0.09)	(0.31)
Distributions to common stockholders
Distributions from net operating income	(0.12)	(0.11)
Return of capital	--	(0.05)
Net decrease in net assets from distributions	(0.12)	(0.16)

Net asset value, end of period	$ 7.27	$ 8.73

(1) Per Share Data is based on weighted average number of common shares outstanding for the period.

About OHA Investment Corporation

OHA Investment Corporation (Nasdaq:OHAI) is a specialty finance company designed to provide its investors with current income and capital appreciation. OHAI focuses primarily on providing creative direct lending solutions to middle market private companies across industry sectors. OHAI is externally managed by Oak Hill Advisors, L.P., a leading independent investment firm (www.oakhilladvisors.com). Oak Hill Advisors has deep experience in private lending, having invested approximately $3 billion in nearly 100 direct lending investments over the past 12 years.

OHAI was formerly known as NGP Capital Resources Company prior to Oak Hill Advisors assuming the external manager role for the Company on September 30, 2014. OHAI has elected to be regulated as a business development company under the Investment Company Act of 1940.

Forward-Looking Statements

This press release may contain forward-looking statements. We may use words such as "anticipates," "believes," "intends," "plans," "expects," "projects," "estimates," "will," "should," "may" and similar expressions to identify forward-looking statements. These forward-looking statements are subject to various risks and uncertainties. Certain factors could cause actual results and conditions to differ materially from those projected, including the uncertainties associated with the timing or likelihood of transaction closings, changes in interest rates, availability of transactions, the future operating results of our portfolio companies, regulatory factors, changes in regional or national economic conditions and their impact on the industries in which we invest, other changes in the conditions of the industries in which we invest and other factors enumerated in our filings with the Securities and Exchange Commission (the "SEC"). You should not place undue reliance on such forward-looking statements, which speak only as of the date they are made. We undertake no obligation to update our forward-looking statements made herein, unless required by law.

CONTACTS:

Robert W. Long – President and Chief Executive Officer
L. Scott Biar – Interim Chief Financial Officer and Chief Compliance Officer
OHAICInvestorRelations@oakhilladvisors.com

For media inquiries, contact Kekst and Company, (212) 521-4800
Jeremy Fielding – Jeremy-Fielding@kekst.com
James David – James-David@kekst.com